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                                                                   EXHIBIT 23.10

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Chancellor Media Corporation:

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 10, 1997 with respect to the consolidated financial statements of Commodore Media, Inc. and Subsidiaries, included in the Joint Proxy Statement/ Prospectus of Chancellor Media Corporation that is made a part of the Registration Statement (Form S-4) and Prospectus of Chancellor Media Corporation to approve and adopt the Agreement and Plan of Merger between Chancellor Media Corporation and Ranger Equity Holdings Corporation.

                                       Ernst & Young LLP

New York, New York
February 16, 1999